Exhibit 99.1

JAMES RIVER ANNOUNCES FIRST QUARTER
2021 RESULTS

▪First Quarter 2021 Net Loss of $103.5 million - ($3.37 per diluted share) and Adjusted Net Operating Loss1 of $108.8 million - ($3.54 per diluted share)

▪35.6% growth in Core (excluding Commercial Auto) Excess and Surplus Lines ("E&S") Gross Written Premium and 14.6% increase in E&S renewal pricing, each versus the prior year quarter. This renewal rate increase is ahead of that of the prior year quarter. Core E&S Gross Written Premium has grown 85.7% since the first quarter of 2019

▪Fronting business within the Specialty Admitted segment grew meaningfully as recently added programs continued to mature and expand. Segment Gross Written Premium grew 23.6% and fee income 21.8%, each versus the prior year quarter

▪An expense ratio of 28.9% for the quarter versus 34.2% for the first quarter of the prior year

▪$168.7 million of unfavorable development in the E&S segment, inclusive of $170.0 million of unfavorable development in Commercial Auto, primarily driven by a previously canceled account that has been in runoff since 2019

▪James River will make available a pre-recorded conference call discussing its first quarter results today, May 5, 2021 at 4:30 p.m. Eastern Time. Investors may access the pre-recorded conference call by dialing (800) 708-4539, Conference ID# 50150593. A replay of the conference call will be available beginning tomorrow May 6, 2021 at 8:00 a.m. Eastern Time by dialing (855) 859-2056 or (404) 537-3406, Conference ID# 50150593.

Pembroke, Bermuda, May 5, 2021 - James River Group Holdings, Ltd. ("James River" or the "Company") (NASDAQ: JRVR) today reported first quarter 2021 net loss of $103.5 million ($3.37 per diluted share), compared to net loss of $36.8 million ($1.21 per diluted share) for the first quarter of 2020. Adjusted net operating loss1 for the first quarter of 2021 was $108.8 million ($3.54 per diluted share), compared to adjusted net operating income1 of $15.4 million ($0.50 per diluted share) for the same period in 2020.

1 Adjusted Net Operating (Loss) Income is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” at the end of this Press Release.

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Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda
Mailing address ● P.O. Box 1502, Hamilton HM FX, Bermuda
Tel 441.278.4580 ● Fax 441.278.4588

JRVR Announces First Quarter Results

May 5, 2021

Earnings Per Diluted Share	Three Months Ended March 31,
	2021	2020

Net Loss	$(3.37)	$(1.21)
Adjusted Net Operating (Loss) Income [1]	$(3.54)	$0.50

1 See "Reconciliation of Non-GAAP Measures" below.

Frank D'Orazio, the Company’s Chief Executive Officer, commented, “During the quarter, we continued to experience higher than expected reported losses in our large commercial auto account in runoff. In response, we meaningfully changed our actuarial methodology, resulting in a material strengthening of reserves. We believe this overhang has been eliminated, and that we are now fully able to focus on our prospective business and what continues to be a historically strong E&S marketplace. Core E&S gross written premiums increased 35.6% this quarter compared to the same period a year ago, and submission volume remains strong. We benefited from a 14.6% increase in E&S renewal rates, our 17th consecutive quarter in which E&S rates have increased. The compounded annual aggregated rate increase in our Core E&S renewal book has been 36.4% over those seventeen quarters. The fronting business of our Specialty Admitted Insurance segment continues to grow meaningfully, as segment premium increased by 23.6% and fee income increased by 21.8% during the quarter. Our franchise is well positioned for future success.”
First Quarter 2021 Operating Results
•Gross written premium of $373.3 million, consisting of the following:

	Three Months Ended March 31,
($ in thousands)	2021	2020	% Change
Excess and Surplus Lines	$181,358	$136,197	33%
Specialty Admitted Insurance	127,036	102,802	24%
Casualty Reinsurance	64,861	44,842	45%
	$373,255	$283,841	32%

•Net written premium of $174.6 million, consisting of the following:

	Three Months Ended March 31,
($ in thousands)	2021	2020	% Change
Excess and Surplus Lines	$108,433	$92,206	18%
Specialty Admitted Insurance	22,005	13,356	65%
Casualty Reinsurance	44,161	29,092	52%
	$174,599	$134,654	30%

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JRVR Announces First Quarter Results

May 5, 2021

•Net earned premium of $160.6 million, consisting of the following:

	Three Months Ended March 31,
($ in thousands)	2021	2020	% Change
Excess and Surplus Lines	$113,708	$99,739	14%
Specialty Admitted Insurance	16,357	13,283	23%
Casualty Reinsurance	30,528	32,896	(7)%
	$160,593	$145,918	10%

•Core E&S gross written premium increased 35.6% (eight out of twelve core underwriting divisions grew). Due to continued stronger relative growth in our Excess Casualty underwriting division, where we cede a larger portion of risk as compared to other lines, retention in this segment declined and net written premium increased at a lower rate than gross written premium;
•Gross written premium for the Specialty Admitted Insurance segment increased from the prior year quarter due to a 29.9% increase in premiums written in our fronting business. Net written premium increased at a greater rate than gross written premium due to a higher premium retention on fronted business;
•Gross and net written premium in the Casualty Reinsurance segment increased from the prior year quarter primarily due to a change in the renewal date of one large treaty;
•There was overall unfavorable reserve development of $170.1 million compared to unfavorable reserve development of $0.9 million in the prior year quarter (representing a 105.9 and 0.6 percentage point increase to the Company’s loss ratio in the periods, respectively);
•Pre-tax (unfavorable) favorable reserve development by segment was as follows:

	Three Months Ended March 31,
($ in thousands)	2021	2020
Excess and Surplus Lines	$(168,651)	$3
Specialty Admitted Insurance	1,000	1,011
Casualty Reinsurance	(2,483)	(1,888)
	$(170,134)	$(874)
•The prior year reserve development in the quarter included $168.7 million of adverse development in the E&S segment, driven by the aforementioned $170.0 million of unfavorable development in the commercial auto division and $1.4 million of favorable development in Core E&S. The Specialty Admitted Insurance segment experienced $1.0 million of favorable development in its individual risk workers' compensation business. The Casualty Reinsurance segment experienced $2.5 million of unfavorable development;
•Group combined ratio of 199.2% versus 100.6% in the prior year quarter;
•Group expense ratio of 28.9% decreased from 34.2% in the prior year quarter, principally due to expense reduction initiatives and growth in lines of business with lower net commissions;
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JRVR Announces First Quarter Results

May 5, 2021

•Gross fee income by segment was as follows:

	Three Months Ended March 31,
($ in thousands)	2021	2020	% Change
Excess and Surplus Lines	$—	$1,275	(100)%
Specialty Admitted Insurance	5,128	4,211	22%
	$5,128	$5,486	(7)%
•Fee income in the E&S segment decreased from its level in the prior year quarter due to the aforementioned 2019 cancellation of the large commercial auto account. Fee income in the Specialty Admitted Insurance segment increased due to the continued growth of fronting relationships;
•Net investment income was $15.1 million, a decrease of 27.6% from the prior year quarter. Further details can be found in the "Investment Results" section below.

Investment Results
Net investment income for the first quarter of 2021 was $15.1 million, which compares to $20.8 million for the same period in 2020. The decrease was principally caused by lower investment income from restricted cash due to a decline in short term investment yields, and lower investment income from our bank loan portfolio resulting from a smaller portfolio and lower investment yields.
The Company’s net investment income consisted of the following:

	Three Months Ended March 31,
($ in thousands)	2021	2020	% Change
Renewable Energy Investments	$(681)	$1,000	-
Other Private Investments	1,015	(483)	-
All Other Net Investment Income	14,755	20,319	(27)%
Total Net Investment Income	$15,089	$20,836	(28)%
The Company’s annualized gross investment yield on average fixed maturity, bank loan and equity securities for the three months ended March 31, 2021 was 3.2% (versus 3.6% for the three months ended March 31, 2020). The yield decreased primarily as a result of the sale of floating rate bank loan investments during the second quarter of 2020.
Taxes
Generally the Company's effective tax rate fluctuates from period to period based on the relative mix of income reported by country and the respective tax rates imposed by each tax jurisdiction. The Company had pre-tax losses and tax benefits for the three months ended March 31, 2021 and March 31, 2020, and the tax rate in the respective periods was 26.5% and 10.7%. The full year 2021 tax rate is expected to approximate the 26.5% reported for the first quarter of 2021.

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JRVR Announces First Quarter Results

May 5, 2021

Tangible Equity
Pre-dividend tangible book value2 of $430.8 million at March 31, 2021 was a decrease of 25.4% from tangible book value of $577.4 million after dividends at December 31, 2020, due to a net loss of $103.5 million and after tax unrealized losses in the Company's fixed income investment portfolio of $42.7 million due to an increase in interest rates during the quarter. Absent the decrease in unrealized gains, pre-dividend tangible book value would have decreased 18.0%.
March 31, 2021 tangible book value of $421.5 million after dividends decreased 27.0% from $577.4 million at December 31, 2020.
Capital Management
The Company announced that its Board of Directors declared a cash dividend of $0.30 per common share. This dividend is payable on Wednesday, June 30, 2021 to all shareholders of record on Monday, June 14, 2021.
Conference Call
James River will make available a pre-recorded conference call discussing its first quarter results today, May 5, 2021 at 4:30 p.m. Eastern Time. Investors may access the pre-recorded conference call by dialing (800) 708-4539, Conference ID# 50150593.

A replay of the pre-recorded conference call will be available beginning tomorrow, May 6, 2021, at 8:00 a.m. Eastern Time. Investors may access the replay of the pre-recorded conference call by dialing (855) 859-2056 or (404) 537-3406, Conference ID# 50150593.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves; inaccurate estimates and judgments in our risk management may expose us to greater risks than intended; downgrades in the financial strength rating of our regulated insurance subsidiaries may impact our ability to attract and retain insurance and reinsurance business that our subsidiaries write, our competitive position, and our financial condition; the potential loss of key members of our management team or key employees and our ability to attract and retain personnel; adverse economic factors resulting in the sale of fewer policies than expected or an increase in the frequency or severity of claims, or both; reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships; reliance on a select group of customers for a significant portion of our business and the impact of our potential failure to maintain, or decision to terminate, such relationships; our ability to obtain reinsurance coverage at prices and on terms that allow us to transfer risk and adequately protect our company
2 Pre-dividend tangible book value and tangible book value are non-GAAP financial measures. See “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.
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JRVR Announces First Quarter Results

May 5, 2021

against financial loss; losses resulting from reinsurance counterparties failing to pay us on reinsurance claims, insurance companies with whom we have a fronting arrangement failing to pay us for claims, or a former customer with whom we have an indemnification arrangement failing to perform their reimbursement obligations; inadequacy of premiums we charge to compensate us for our losses incurred; changes in laws or government regulation, including tax or insurance law and regulations; the ongoing effect of Public Law No. 115-97, informally titled the Tax Cuts and Jobs Act, which may have a significant effect on us including, among other things, by potentially increasing our tax rate, as well as on our shareholders; in the event we do not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income taxation; the Company or any of its foreign subsidiaries becoming subject to U.S. federal income taxation; a failure of any of the loss limitations or exclusions we utilize to shield us from unanticipated financial losses or legal exposures, or other liabilities; losses from catastrophic events, such as natural disasters and terrorist acts, which substantially exceed our expectations and/or exceed the amount of reinsurance we have purchased to protect us from such events; the effects of the COVID-19 pandemic and associated government actions on our operations and financial performance; potential effects on our business of emerging claim and coverage issues; exposure to credit risk, interest rate risk and other market risk in our investment portfolio; the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents; our ability to manage our growth effectively; failure to maintain effective internal controls in accordance with Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”); and changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those in the forward-looking statements, is contained in our filings with the U.S. Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K filed with the SEC on February 26, 2021 and our Quarterly Report on Form 10-Q filed with the SEC on the date of this release. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
Non-GAAP Financial Measures
In presenting James River Group Holdings, Ltd.’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). Such measures, including underwriting (loss) profit, adjusted net operating (loss) income, tangible book value, adjusted net operating income return on average tangible book value (which is calculated as annualized adjusted net operating (loss) income divided by average tangible book value), and pre-dividend tangible book value per share, are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those measures determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included at the end of this press release.
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JRVR Announces First Quarter Results

May 5, 2021

About James River Group Holdings, Ltd.
James River Group Holdings, Ltd. is a Bermuda-based insurance holding company which owns and operates a group of specialty insurance and reinsurance companies. The Company operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. Each of the Company’s regulated insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company.
Visit James River Group Holdings, Ltd. on the web at www.jrgh.net
For more information contact:
Sarah Casey Doran
Chief Financial Officer
InvestorRelations@jrgh.net
(441) 278-4580
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JRVR Announces First Quarter Results

May 5, 2021

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	March 31, 2021	December 31, 2020
	($ in thousands, except for share data)
ASSETS
Invested assets:
Fixed maturity securities, available-for-sale, at fair value	$1,800,151	$1,783,642
Equity securities, at fair value	90,877	88,975
Bank loan participations, at fair value	160,880	147,604
Short-term investments	51,198	130,289
Other invested assets	55,863	46,548
Total invested assets	2,158,969	2,197,058

Cash and cash equivalents	183,491	162,260
Restricted cash equivalents	751,668	859,920
Accrued investment income	11,634	10,980
Premiums receivable and agents’ balances, net	391,982	369,577
Reinsurance recoverable on unpaid losses, net	878,732	805,684
Reinsurance recoverable on paid losses	42,566	46,118
Deferred policy acquisition costs	63,606	62,953
Goodwill and intangible assets	218,142	218,233
Other assets	408,917	330,289
Total assets	$5,109,707	$5,063,072

LIABILITIES AND SHAREHOLDERS’ EQUITY
Reserve for losses and loss adjustment expenses	$2,413,846	$2,192,080
Unearned premiums	674,343	630,371
Funds held	751,668	859,920
Senior debt	262,300	262,300
Junior subordinated debt	104,055	104,055
Accrued expenses	52,351	55,989
Other liabilities	211,516	162,749
Total liabilities	4,470,079	4,267,464

Total shareholders’ equity	639,628	795,608
Total liabilities and shareholders’ equity	$5,109,707	$5,063,072

Tangible equity (a)	$421,486	$577,375
Tangible equity per common share outstanding (a)	$13.70	$18.84
Total shareholders’ equity per common share outstanding	$20.78	$25.96
Common shares outstanding	30,774,930	30,649,261
(a) See “Reconciliation of Non-GAAP Measures”.
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JRVR Announces First Quarter Results

May 5, 2021

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated (Loss) Income Statement Data
(Unaudited)

	Three Months Ended March 31,
	2021	2020
	($ in thousands, except for share data)
REVENUES
Gross written premiums	$373,255	$283,841
Net written premiums	174,599	134,654

Net earned premiums	160,593	145,918
Net investment income	15,089	20,836
Net realized and unrealized gains (losses) on investments (a)	6,272	(58,407)
Other income	1,026	1,937
Total revenues	182,980	110,284

EXPENSES
Losses and loss adjustment expenses	273,500	96,856
Other operating expenses	47,381	51,621
Other expenses	621	—
Interest expense	2,216	2,876
Amortization of intangible assets	91	149
Total expenses	323,809	151,502
Loss before taxes	(140,829)	(41,218)
Income tax benefit	(37,369)	(4,403)
NET LOSS	$(103,460)	$(36,815)
ADJUSTED NET OPERATING (LOSS) INCOME (b)	$(108,795)	$15,418

LOSS PER SHARE
Basic	$(3.37)	$(1.21)
Diluted	$(3.37)	$(1.21)

ADJUSTED NET OPERATING (LOSS) INCOME PER SHARE
Basic	$(3.54)	$0.51
Diluted (c)	$(3.54)	$0.50

Weighted-average common shares outstanding:
Basic	30,713,986	30,476,307
Diluted	30,713,986	30,476,307
Cash dividends declared per common share	$0.30	$0.30

Ratios:
Loss ratio	170.3%	66.4%
Expense ratio (d)	28.9%	34.2%
Combined ratio	199.2%	100.6%
Accident year loss ratio	64.4%	65.8%

(a) Includes gains (losses) of $1.7 million and $3.9 million for the change in net unrealized gains/losses on equity securities and bank loan participations in the three months ended March 31, 2021, respectively ($(13.3) million and $(43.9) million in the three months ended March 31, 2020, respectively).

(b) See "Reconciliation of Non-GAAP Measures".
(c) Common share equivalents of 309,443 were dilutive for the calculation of diluted adjusted net operating income per share for the three months ended March 31, 2020.
(d) Calculated with a numerator comprising other operating expenses less gross fee income (in specific instances when the Company is not retaining insurance risk) included in “Other income” in our Condensed Consolidated Income Statements of $927,000 and $1.6 million for the three months ended March 31, 2021 and 2020, respectively, and a denominator of net earned premiums.

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JRVR Announces First Quarter Results

May 5, 2021

James River Group Holdings, Ltd. and Subsidiaries
Segment Results

EXCESS AND SURPLUS LINES

	Three Months Ended March 31,
	2021	2020	% Change
	($ in thousands)
Gross written premiums	$181,358	$136,197	33.2%
Net written premiums	$108,433	$92,206	17.6%

Net earned premiums	$113,708	$99,739	14.0%
Losses and loss adjustment expenses	(241,742)	(65,529)	268.9%
Underwriting expenses	(22,912)	(26,098)	(12.2)%
Underwriting (loss) profit (a), (b)	$(150,946)	$8,112	—

Ratios:
Loss ratio	212.6%	65.7%
Expense ratio	20.1%	26.2%
Combined ratio	232.7%	91.9%
Accident year loss ratio	64.3%	65.7%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results include fee income of $— million and $1.3 million for the three months ended March 31, 2021 and 2020, respectively. These amounts are included in “Other income” in our Condensed Consolidated Income Statements.

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JRVR Announces First Quarter Results

May 5, 2021

SPECIALTY ADMITTED INSURANCE

	Three Months Ended March 31,
	2021	2020	% Change
	($ in thousands)
Gross written premiums	$127,036	$102,802	23.6%
Net written premiums	$22,005	$13,356	64.8%

Net earned premiums	$16,357	$13,283	23.1%
Losses and loss adjustment expenses	(10,742)	(9,905)	8.5%
Underwriting expenses	(4,349)	(4,366)	(0.4)%
Underwriting profit (loss) (a), (b)	$1,266	$(988)	—

Ratios:
Loss ratio	65.7%	74.6%
Expense ratio	26.6%	32.8%
Combined ratio	92.3%	107.4%
Accident year loss ratio	71.8%	82.2%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results include fee income of $5.1 million and $4.2 million for the three months ended March 31, 2021 and 2020, respectively.

CASUALTY REINSURANCE

	Three Months Ended March 31,
	2021	2020	% Change
	($ in thousands)
Gross written premiums	$64,861	$44,842	44.6%
Net written premiums	$44,161	$29,092	51.8%

Net earned premiums	$30,528	$32,896	(7.2)%
Losses and loss adjustment expenses	(21,016)	(21,422)	(1.9)%
Underwriting expenses	(11,137)	(11,267)	(1.2)%
Underwriting (loss) profit (a)	$(1,625)	$207	—

Ratios:
Loss ratio	68.8%	65.1%
Expense ratio	36.5%	34.3%
Combined ratio	105.3%	99.4%
Accident year loss ratio	60.7%	59.4%

(a) See "Reconciliation of Non-GAAP Measures".

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JRVR Announces First Quarter Results

May 5, 2021

RECONCILIATION OF NON-GAAP MEASURES

Underwriting (Loss) Profit

The following table reconciles the underwriting (loss) profit by individual operating segment and for the entire Company to consolidated loss before taxes. We believe that these measures are useful to investors in evaluating the performance of our Company and its operating segments because our objective is to consistently earn underwriting profits. We evaluate the performance of our operating segments and allocate resources based primarily on underwriting (loss) profit of operating segments. Our definition of underwriting (loss) profit of operating segments and underwriting (loss) profit may not be comparable to that of other companies.

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Underwriting (loss) profit of the operating segments:
Excess and Surplus Lines	$(150,946)	$8,112
Specialty Admitted Insurance	1,266	(988)
Casualty Reinsurance	(1,625)	207
Total underwriting (loss) profit of operating segments	(151,305)	7,331
Other operating expenses of the Corporate and Other segment	(8,056)	(8,279)
Underwriting loss (a)	(159,361)	(948)
Net investment income	15,089	20,836
Net realized and unrealized gains (losses) on investments (b)	6,272	(58,407)
Other income	(522)	326
Interest expense	(2,216)	(2,876)
Amortization of intangible assets	(91)	(149)
Consolidated loss before taxes	$(140,829)	$(41,218)

(a) Included in underwriting results for the three months ended March 31, 2021 and 2020 is fee income of $5.1 million and $5.5 million, respectively.
(b) Includes gains (losses) of $1.7 million and $3.9 million for the change in net unrealized gains/losses on equity securities and bank loan participations in the three months ended March 31, 2021, respectively ($(13.3) million and $(43.9) million in the three months ended March 31, 2020, respectively).

Adjusted Net Operating (Loss) Income

We define adjusted net operating (loss) income as net (loss) income excluding net realized and unrealized gains (losses) on investments, and certain non-operating expenses such as professional service fees related to various strategic initiatives and the filing of registration statements for the offering of securities, and severance costs associated with terminated employees. We use adjusted net operating (loss) income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted net operating (loss) income should not be viewed as a substitute for net (loss) income calculated in accordance with GAAP, and our definition of adjusted net operating (loss) income may not be comparable to that of other companies.

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JRVR Announces First Quarter Results

May 5, 2021

Our loss before taxes and net loss reconciles to our adjusted net operating (loss) income as follows:

	Three Months Ended March 31,
	2021		2020
	Loss Before Taxes	Net Loss	(Loss) Income Before Taxes	Net (Loss) Income
	(in thousands)
Loss as reported	$(140,829)	$(103,460)	$(41,218)	$(36,815)
Net realized and unrealized (gains) losses on investments (a)	(6,272)	(5,751)	58,407	52,233
Other expenses	527	416	—	—
Adjusted net operating (loss) income	$(146,574)	$(108,795)	$17,189	$15,418

(a) Includes gains (losses) of $1.7 million and $3.9 million for the change in net unrealized gains/losses on equity securities and bank loan participations in the three months ended March 31, 2021, respectively ($(13.3) million and $(43.9) million in the three months ended March 31, 2020, respectively).

Tangible Equity (per Share) and Pre-Dividend Tangible Equity (per Share)

We define tangible equity as shareholders’ equity less goodwill and intangible assets (net of amortization). Our definition of tangible equity may not be comparable to that of other companies, and it should not be viewed as a substitute for shareholders’ equity calculated in accordance with GAAP. We use tangible equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure. The following table reconciles shareholders’ equity to tangible equity for March 31, 2021, December 31, 2020, and March 31, 2020 and reconciles tangible equity to tangible equity before dividends for March 31, 2021.

	March 31, 2021		December 31, 2020		March 31, 2020
($ in thousands, except for share data)	Equity	Equity per share	Equity	Equity per share	Equity	Equity per share
Shareholders' equity	$639,628	$20.78	$795,608	$25.96	$720,317	$23.60
Goodwill and intangible assets	218,142	7.08	218,233	7.12	218,622	7.16
Tangible equity	$421,486	$13.70	$577,375	$18.84	$501,695	$16.44
Dividends to shareholders for the three months ended March 31, 2021	9,343	0.30
Pre-dividend tangible equity	$430,829	$14.00
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